Exhibit 3.1
AMENDMENT NO. 1 TO AMENDED AND RESTATED BY-LAWS OF
ENERGY WEST, INCORPORATED
Dated as of November 14, 2007
     In order to provide for shares without certificates, Section 8.11 of Article VIII of the Bylaws of the Company is amended to read in its entirety as follows:
     Section 8.1. Certificates for Shares. Shares of stock of the Company may be without certificates or represented by certificates. Every shareholder, upon written request, shall be entitled to a certificate signed by or in the name of the Company by two officers of the Company, certifying the number of shares owned by him in the Company. Certificates for shares of stock of the Company shall be in such form as shall be approved by the Board. Any or all of the signatures on the certificate may be by facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if he were such officer, transfer agent or registrar at the date of issue.